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Exhibit 3.26

[English Translation]

Between

1)
Vantico Beteiligungs-GmbH (formerly AVANTI Beteiligungs-GmbH), Ernst-Schering-Straße 14, Bergkamen, Germany, registered in the commercial register at the Local Court (Amtsgericht) of Kamen, Germany, under docket number HRB 1108, represented by its managing director having sole power of representation, Dr Wilhelm Knobloch, and

2)
Vantico Verwaltungs-GmbH (formerly AVANTI Verwaltungs-GmbH), Ernst-Schering-Straße 14, Bergkamen, registered in the commercial register at the Local Court (Amtsgericht) of Kamen under docket number HRB 1109, jointly represented by its managing director Dr Wilhelm Knobloch and its holder of a full power of attorney (Prokuristin) Klaudia Heyden, a limited partnership under German law (Kommanditgesellschaft) has been established with the following

PARTNERSHIP AGREEMENT
of
Huntsman Advanced Materials Management (Deutschland) GmbH & Co. KG

§ 1 Company Name and Registered Office

(1)
The name of the Company is:

          "Huntsman Advanced Materials Management (Deutschland) GmbH & Co. KG".

(2)
The Company's registered office is in Bergkamen.

§ 2 Purpose of the Company

(1)
The purpose of the Company is the manufacture and distribution of specialty chemicals and polymers, in particular epoxy resins/hardening systems, including the acquisition, holding and sale of shares in similar enterprises within the country and abroad.

(2)
The Company may establish branch offices within the country and abroad.

(3)
The Company is authorised to engage in all transactions suitable to directly or indirectly serve the aforementioned purpose.

§ 3 Partners, Capital Interests, Contributions, Maximum Liability Amounts

(1)
The Company's fixed capital amounts to €10,000.00.

(2)
The interests in the Company are held as follows:

(a)
Vantico Verwaltungs-GmbH, having its registered office in Bergkamen, is the general partner (Komplementärin). It does not effect any contribution and holds no capital interest.

(b)
Vantico Beteiligungs-GmbH, having its registered office in Bergkamen, is the limited partner (Kommanditistin), holding a capital interest in the amount of €10,000.00.

(3)
The limited partner contributes its capital interest by way of a contribution in cash at the time of the conclusion of this Agreement. The capital interest is fixed and may be changed only by amending this Agreement. The capital interest forms the Company's fixed capital (Festkapital) within the meaning of this Agreement.

(4)
The limited partner's capital interest shall be registered in the commercial register as its maximum liability amount (Haftsumme).

§ 4 Partnership Accounts

(1)
A capital account and a loan account shall be kept for each partner. In addition, the Company keeps a reserves account and an accumulated losses account for all partners collectively.

(2)
The partnership interest of each partner shall be booked on the capital account; it shall bear no interest. Withdrawable profit shares, withdrawals, interest, reimbursement of expenses and expenditures, any advance compensation and other payment transactions between the Company and the partner shall be booked on the loan account.

(3)
The collective reserves account shall be credited with the non-withdrawable profit shares and shall be debited with losses up to the amount of any existing credit balance. The partners shall always participate in such account in proportion to their respective capital interests. The account bears no interest.

(4)
Losses of the Company that are not covered by any existing credit balance in the collective reserves account shall be booked on the collective accumulated losses account. The partners shall always participate in such account in proportion to their respective capital interests.

§ 5 Management, Representation, Rights of Control

(1)
The general partner is authorised and obliged to manage and represent the Company. The general partner and its managing directors shall be released from the restrictions imposed on them by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch; "BGB"). Further releases from Section 181 BGB may be made by partners' resolution.

(2)
The general partner shall be obliged to manage the Company's business with the diligence of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns) and in compliance with applicable laws, this Agreement, the rules of procedure (Geschäftsordnung) and the partners' resolutions.

(3)
The general partner shall enter into transactions which, in accordance with the rules of procedure for the management (Organisationsreglement für die Geschäftsführung), are subject to approval only with the approval of the partners' meeting.

§ 6 Compensation of the General Partner

  As long as the general partner exclusively acts for the Company, it shall be reimbursed by the Company for all expenses and expenditures incurred in connection with the management as they accrue. In addition, the general partner shall receive an annual payment of €4,000.00 (plus value-added tax) as expense compensation. In the relationship between the partners, such costs shall be treated as expenses of the Company.

§ 7 Partners' Resolutions

(1)
The decisions to be made by the partners regarding the business of the Company shall be made by resolution.

(2)
Unless expressly provided otherwise by mandatory provisions of law or this Agreement, partners' resolutions amending or supplementing this Agreement or dissolving the Company shall require a unanimous vote; any other partners' resolutions shall require a majority of all existing votes entitled to vote under this Agreement.

(3)
Each €100.00 of capital interest entitle to one vote. Partners not effecting a capital contribution may attend the partners' meetings but shall not be entitled to vote.

(4)
The resolutions of the partners shall be adopted at meetings, unless all partners agree in writing with the relevant matter or with the written casting of votes. Sections 49-51 of the German Act on

  Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) shall apply mutatis mutandis to the convocation of the meeting.

§ 8 Annual Financial Statements

  The general partner shall prepare the annual financial statements for the preceding year within the first three months of each financial year in compliance with income tax rules (ertragssteuerliche Regeln), unless determined otherwise by mandatory provisions of commercial law or this Agreement, and submit them to the partners without undue delay. The partners shall resolve on the adoption of the annual financial statements.

§ 9 Distribution of Profits and Losses

(1)
The partners participate in the profits and losses in proportion to their respective capital interests. The statutory provisions regarding limitation on liability of limited partners shall remain unaffected.

(2)
As long as any loss carried forward exists, it shall be set off against subsequent profits. Only after such set-off has been effected profit shares may be credited to the reserves account or other accounts.

(3)
Losses shall be debited to the collective reserves account up to the amount of an existing credit balance; the remainder shall be booked on the collective accumulated losses account.

§ 10 Term

  The term of the Company shall commence upon its formation and shall be indefinite.

§ 11 Financial Year

(1)
The financial year shall be the calendar year.

(2)
The first financial year shall end on 31st December of the year in which the term of the Company commenced.

§ 12 Final Provisions

(1)
Any amendments and supplements to this Agreement shall be made in writing, unless such amendments or supplements form part of a partners' resolution in accordance with the provisions of this Agreement. This shall also apply to this § 12 (1).

(2)
The costs of this deed shall be borne by the Company.

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PARTNERSHIP AGREEMENT of Huntsman Advanced Materials Management (Deutschland) GmbH & Co. KG